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                      AMERICAN NORTEL COMMUNICATIONS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                                      1999         1998
                                                  1ST QUARTER   1ST QUARTER
BASIC EARNINGS PER SHARE: (NOTE 2)

Common shares outstanding, beginning of period      15,163,785   13,845,016

Effects of weighting shares:
   Weighted common shares issued                       300,000      225,874
                                                 -------------  -----------

Weighted average number of common shares            15,463,785   14,070,890
                                                 =============  ===========
   outstanding

Net Income                                       $1,343,750.25  $561,444.01
                                                 =============  ===========

Earnings Per Share                               $        0.09  $      0.04
                                                 =============  ===========


DILUTED EARNINGS PER SHARE: (NOTE 2)

Common shares outstanding, beginning of period      15,163,785   13,845,016

Effects of weighting shares:

   Weighted common shares issued                       300,000      225,874
   10% Convertible Debentures                            5,844
                                                 -------------

Weighted average number of common shares and
   common equivalent shares outstanding             15,463,785   14,076,734
                                                 =============  ===========

Net Income                                       $1,343,750.25  $561,444.01
                                                 =============  ===========

Earnings Per Share                               $        0.09  $      0.04
                                                 =============  ===========
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